UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2017

BioTelemetry, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55039	46-2568498
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Cedar Hollow Road Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On April 9, 2017, BioTelemetry, Inc. (“Biotelemetry”), Cardiac Monitoring Holding Company, LLC (“Cardiac”), a Delaware limited liability company and a wholly owned subsidiary of Biotelemetry, and LifeWatch AG (“LifeWatch”), a Swiss corporation, entered into a transaction agreement (the “Transaction Agreement”) governing the proposed acquisition by Biotelemetry of all of the outstanding shares of LifeWatch with a nominal value of CHF 1.30 each (each a “LifeWatch Share” and collectively “LifeWatch Shares”).

Pursuant to the terms of the Transaction Agreement, Cardiac has agreed to launch a public tender offer (the “Offer”) in Switzerland to acquire all of the outstanding shares of LifeWatch. The per-share consideration for the tendered LifeWatch Shares will be comprised, at the election of each LifeWatch shareholder, of either (i) 0.1457 shares of Biotelemetry common stock, par value $0.001 per share (“Biotelemetry Common Stock”), along with CHF10.00 in cash, or alternatively (ii) 0.2185 shares of Biotelemetry Common Stock along with CHF8.00 in cash.

The consummation of the Offer is subject to customary closing conditions, including the tender of such number of LifeWatch Shares that represent, when combined with any LifeWatch Shares that Cardiac and the parties acting in concert with Cardiac own, at least 67% of all issued and outstanding LifeWatch Shares; clearance by relevant merger control authorities; the absence of a material adverse effect with respect to LifeWatch; the absence of certain adverse resolutions by the general shareholders’ meeting of LifeWatch; resignation of all current members of the board of directors of LifeWatch and election of Biotelemetry’s nominees to LifeWatch’s board of directors; and absence of any judgment, decision, order or any other authoritative measure of a competent court or governmental authority temporarily or permanently preventing, prohibiting or declaring illegal the Offer or its settlement. The consummation of the Offer is also subject to the approval of Biotelemetry’s board of directors or shareholders (if required) of the issuance of the shares of Biotelemetry Common Stock pursuant to the Offer, and the approval of the shares of Biotelemetry Common Stock issuable upon consummation of the Offer for listing on NASDAQ Global Select Market.

The Transaction Agreement contains certain covenants.  In particular, LifeWatch has agreed, subject to certain exceptions, to (i) issue a report to the shareholders of LifeWatch recommending the acceptance of the Offer, (ii) convene an extraordinary shareholders’ meeting, if and as requested by Biotelemetry, and schedule and recommend the election of Biotelemetry’s nominees to LifeWatch’s board of directors, and (iii) not to solicit alternative transactions or enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. Biotelemetry has agreed to take all necessary steps to create additional Biotelemetry Common Stock if the existing Biotelemetry Common Stock is not sufficient to accommodate the Offer. The Transaction Agreement also contains customary representations and warranties.

The Transaction Agreement contains certain termination rights for both Biotelemetry and LifeWatch, and further provides that, upon termination of the Transaction Agreement under certain circumstances, LifeWatch may be obligated to pay Biotelemetry a fee as a partial reimbursement of Biotelemetry’s costs, expenses and/or damages related to preparing and making the Offer.

Following successful completion of the Offer, if Cardiac has acquired at least 90% of the outstanding LifeWatch Shares, it intends to acquire any untendered shares pursuant to a short-form merger in accordance with Swiss law. If Cardiac has acquired more than 98% of the outstanding LifeWatch Shares, it intends to acquire any untendered shares pursuant to a squeeze-out procedure under Swiss takeover regulation.

Item 7.01.             Regulation FD Disclosure.

On April 9, 2017, Biotelemetry and LifeWatch issued a joint press release, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioTelemetry, Inc.

	By:	/s/ Peter F. Ferola
Peter F. Ferola
Senior Vice President and General Counsel
Date: April 9, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 9, 2017